Exhibit 99.4

FORM OF LETTER TO BENEFICIAL OWNERS

XOMA CORPORATION

Subscription Rights to Purchase Shares of Common Stock

December 2, 2019

To Our Clients:

Enclosed for your consideration is a prospectus supplement (and the accompanying prospectus), dated December 2, 2019 (the “Prospectus”), that relates to the offering (the “Rights Offering”) by XOMA Corporation (the “Company”) of shares of its common stock, par value $0.0075 per share (the “Common Stock”), pursuant to the distribution of non-transferable subscription rights (the “Rights”) to all holders of record of shares of Common Stock, holders of Series X Preferred Stock and holders of Series Y Preferred Stock (collectively the “Rights Offering Participants”), as of 5:00 p.m., New York City time, on November 29, 2019 (the “Record Date”). In the Rights Offering, the Company is offering up to an aggregate of 1,000,000 shares of Common Stock and up to 1,000 shares of Series Z Preferred Stock (the “Shares”) for a cash purchase price of $22.00 per share of Common Stock (the “Subscription Price”), pursuant to the Subscription Right (as defined below). Any holder of greater than 9.9% of the outstanding number of shares of the Common Stock may elect to instead purchase non-voting Series Z Preferred Stock at a purchase price of $22,000 per share, and any such holder so electing would have a right to purchase one one-thousandth of a share of Series Z Preferred Stock for each share of Common Stock it had a right to purchase in the Rights Offering.

As described in the Prospectus, you will receive 0.067 Rights for each share of Common Stock owned of record by you, or issuable upon conversion of the shares of Series X Preferred Stock or Series Y Preferred Stock, of which you are a record holder, as of 5:00 p.m., New York City time, on the Record Date. The Rights are evidenced by a non-transferable certificate (the “Rights Certificate”) registered in your name and will cease to have any value as of 5:00 p.m., New York City time, on December 18, 2019, unless extended by the Company as described below (the “Expiration Time”). The total number of Rights issued to each stockholder will be rounded down to the nearest whole number and each whole Right will allow you to subscribe for one share of Common Stock at the Subscription Price (or an equivalent number of shares of Series Z Preferred Stock on the terms described in the Prospectus) (the “Subscription Right”).

As further described in the Prospectus, the Company has entered into an Investment Agreement with BVF Partners L.P. and its affiliates (“BVF”), pursuant to which BVF has agreed to purchase from the Company any and all Shares not subscribed for in the Rights Offering, in the form of Common Stock, as further described in the Prospectus. BVF also will have the same right as other stockholders to subscribe for and purchase Shares under its Subscription Right. The Investment Agreement with BVF is described in more detail in the Prospectus. Mr. Matthew Perry, a member of the Company’s Board of Directors, is a representative of BVF. Mr. Perry recused himself from the deliberations by the Board of Directors regarding the approval of the Investment Agreement and the Rights Offering.

The Rights will expire and be of no value, if not exercised prior to the Expiration Time.

You will be required to submit payment in full for all of the Shares you wish to purchase pursuant to the exercise of the Subscription Right prior to the Expiration Time.

As soon as practicable after the Expiration Time and after any and all prorations and adjustments contemplated by the terms of the Rights Offering, as described in the Prospectus, have been effected, any excess subscription payment received by American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) will be returned to you, without interest or penalty.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF RIGHTS MAY BE MADE ONLY BY US AS YOUR BROKER, DEALER, CUSTODIAN BANK OR OTHER NOMINEE AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Shares to which you are entitled pursuant to your Subscription Right on the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise your Rights.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form enclosed with this letter.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in the Rights Offering. The Rights Offering will expire, and the Rights will not be exercisable and will have no value, at the Expiration Time. Once you have exercised the Subscription Right, such exercise may not be revoked.

Additional copies of the enclosed materials may be obtained from D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, the Information Agent for the Rights Offering. The Information Agent’s telephone number is 212- 269-5550 or 800-591-6313. Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent at the same number.

Very truly yours,

XOMA CORPORATION